Exhibit 10.2
EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into effective October 26, 2026 (the “Effective Date”) by and between, Life Time Group Holdings, Inc., a Delaware corporation (together with any of its parents, subsidiaries or affiliates, collectively the “Company”), and Ritadhwaja Jebens (RJ) Singh (“Executive” or “you”) (collectively the “Parties”).
RECITALS
WHEREAS, you currently serve as Executive Vice President, Chief Digital Officer, and wish to remain employed by the Company through December 31, 2026;
WHEREAS, the Company desires to continue to employ you through December 31, 2026, subject to the terms and conditions set forth in this Agreement;
WHEREAS, the parties have agreed, by mutual decision, that your employment with the Company will end on December 31, 2026;
WHEREAS, you and the Company entered into an Executive Employment Agreement on or around September 2021 (the “Employment Agreement”) that the parties wish to supersede and amend in part, specifically Section 4 entitled “Obligations of the Company Upon Termination;” and
NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive intending to be legally bound, acknowledge and agree as follows:
AGREEMENT
1.    Separation of Employment. You and the Company have agreed that, effective December 31, 2026, (the “Separation Date”) your employment with the Company will end. Except as otherwise provided in this Agreement, all employment privileges and benefits will end as of the close of business on that date.
2.    Equity Awards. Reference is made to Exhibit A to this Agreement, which outlines all the outstanding equity awards that the Company has granted to you during your time of employment (all equity awards identified in Exhibit A collectively referred to as the “Equity Awards”).

On your Separation Date, the Parties intend to enter into a Consulting and Separation Agreement, which will include a general release in a form agreeable to the Company (the “Transition Agreement”). As a result of your entering into the Transition Agreement simultaneously with the effectiveness of your separation from employment with the Company, you will remain in active service to the Company as a “Service Provider” and not have a “Termination of Service” under your applicable award agreements. While a “Termination of

Service” will not occur until your Transition Agreement terminates on or before March 1, 2029, you will agree to forfeit (and as needed modify the terms of) certain of your Equity Awards as part of agreeing to the terms and conditions of the Transition Agreement. Your other will continue to vest and be exercisable, as applicable, in accordance with and subject to the terms of the respective award agreements, including that you continue to provide bona fide services to the Company during the consulting period. At the end of the consulting period, you will enter into an additional separation agreement and general release in a form agreeable to the Company. Exhibit A sets forth which of your Equity Awards will continue to vest as part of the Transition Agreement and which of your Equity Awards will be forfeited in full or in part pursuant to the Consulting Agreement.
3.    Consideration Upon Termination of Employment. When your employment with the Company ends, the Company shall provide you with the following consideration, subject to the conditions below:
(a)    Club Membership Continuation. Upon execution of the Transition Agreement, the Company will continue your current Life Time club membership through March 2029.
(b)    Continued Use of Company-Leased Vehicle. Upon execution of the Transition Agreement, the Company will allow you to continue using the Company-leased vehicle assigned to you as of your Separation Date for a period of eighteen (18) months, subject to your continued compliance with all applicable vehicle lease terms.
(c)    Timing and Conditions. To receive the club membership continuation and continued use of the Company-leased vehicle as described herein, you must execute and not rescind or revoke the Transition Agreement on or after the Separation Date. If you do not execute and deliver to Company the Transition Agreement within the time period described therein, or if you rescind or revoke the Transition Agreement, then you will be deemed to have waived any rights to receive any club membership continuation and/or continued use of the Company-leased vehicle.
4.    General Release and Waiver of Claims.
(a)    The Released Parties. The “Released Parties” include: the Company, any and all former or current parents, affiliates, subsidiaries, related companies, predecessors, successors, assigns, and each of their respective former or current officers, directors, shareholders, employees, attorneys, agents, insurers, employee benefit plans and fiduciaries of such plans, and other representatives. Through this Agreement, you are providing a release to all of the Released Parties.
(b)    No Admission of and No Liability. This Agreement is not an admission by the Company that it has acted wrongfully or unlawfully, and the Parties agree that it will not be interpreted as such.
(c)    Consideration; Health Insurance Benefits Continuation. Following your Separation Date, to the extent permitted by law and the Company’s health insurance policies,

you may voluntarily elect to continue your health insurance benefits (if any) under the federal COBRA law at your own expense for a period not to exceed eighteen (18) months. In exchange for your releases and covenants in this Paragraph 4, if you timely so elect to continue your health insurance benefits, the Company will pay the total cost of such coverage through June 2028. You acknowledge that you are not otherwise entitled to the Company’s payment of the total cost of the continuation of your health insurance benefits through June 2028, and that the Company has agreed to provide such payment solely as consideration for your releases and covenants in this Paragraph 4.
(d)    Release and Waiver of Claims. In exchange for the covenants of the Company, you, on your own behalf and on the behalf of your heirs, attorneys, agents, insurers, administrators, executors, successors, assigns, and/or other representatives, agree to forever and do forever give up, release, and discharge any and all known and unknown claims, demands, actions, decisions, alleged omissions, events, liabilities, damages, and/or rights of any kind that you have and/or may have from the beginning of time up through and including the date you sign this Agreement against the Released Parties, including for compensation, damages and remedies of any kind, equitable or at law. Your release includes, but is not limited to, any and all claims you or anyone on your behalf made or could have made against the Released Parties.
You understand that this release includes, but is not limited to, claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Minn. Stat. Chapter 181; claims brought under any other state, administrative, statutory, or codified law or regulation dealing with employment practices; Title VII of the Civil Rights Act, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. including amendments such as the Families First Coronavirus Response Act; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Immigration Reform and Control Act; the Occupational Safety and Health Act; the Genetic Information Non-Discrimination Act of 2008; the Lily Ledbetter Fair Pay Act of 2009; Sections 1981 through 1988 of Title 42 of the U.S.C.; and any and all other federal, state, or local law, rule, statute, or regulation; and any of the above laws as amended, if applicable. You further understand that this release includes, but is not limited to, any and all claims that you have or may have for wrongful discharge, wrongful termination, violation of public policy, discrimination, harassment, breach of contract, failure to reasonably accommodate, failure to engage in the interactive process, failure to provide leave or protected time off, promissory estoppel or breach of an expressed or implied promise, misrepresentation or fraud, retaliation, reprisal, infliction of emotional distress, negligence, whistleblowing, defamation, or any other common law theory of recovery, all claims otherwise based on any other theory, whether legal or equitable, whether developed or undeveloped, arising from or related to your employment with the Company, your separation from employment with the Company, or any other claims, demands, actions, decisions, alleged omissions, events, liabilities, damages, and/or rights of any kind occurring up through and including the date you sign this Agreement.

You agree that you will not institute any lawsuit or arbitration proceeding against the Released Parties arising from or related to your employment with the Company, your separation from employment with the Company, or any other actions, decisions, alleged omissions, or events occurring up through and including the date you sign this Agreement, to the greatest extent permitted by law. However, nothing in this Agreement shall be construed to prevent you from filing a charge or complaint, including a challenge to the validity of this Agreement, with a governmental agency, from participating in or cooperating with any investigation conducted by a governmental agency, or from receiving an award for information provided to a government agency, or from participating in or cooperating with any investigation conducted by a governmental agency, including, but not limited to, the Equal Employment Opportunity Commission and the Minnesota Department of Human Rights.
(e)    Acceptance. The terms of this Agreement will be open for acceptance by you for a period of twenty-one (21) days during which time you may consult with an attorney and consider whether or not to accept this Agreement. You agree that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.
(f)    Right to Rescind/Revoke. You have the right to rescind this Agreement, only insofar as it extends to potential claims under the Minnesota Human Rights Act and the Minnesota Paid Leave law, by written notice to the Company within fifteen (15) calendar days following your signing of this Agreement. You also have the right to revoke this Agreement, only insofar as it extends to potential claims under the Age Discrimination in Employment Act, by written notice to the Company within seven (7) calendar days following your signing of this Agreement. Any such revocation and/or rescission must be in writing and hand-delivered to the Company, or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Eric Buss, Executive Vice President & Chief Administrative Officer, Life Time, Inc., 2902 Corporate Place, Chanhassen, MN 55317.
You understand that if you exercise your right of rescission and/or revocation, the Company may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have rescinded and/or revoked. In the event the Company opts to nullify the entire Agreement, you understand that the Company will have no obligations under this Agreement to you or others whose rights may derive from you.
(g)    No Claims, Charges, or Lawsuits Filed. You represent and agree that, as of the date you sign this Agreement, you have not instituted or filed any lawsuit, charge, complaint, or claim of any kind against the Company or the Released Parties. You further agree that, as of the date you sign this agreement, you have not made any claim for sexual harassment against the Company or the Released Parties.

(h)    Valid Agreement. You agree that this Agreement and its releases fully comply with the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefits Protection Act) (collectively referred to hereafter as the “ADEA”), the Minnesota Human Rights Act, the Minnesota Paid Leave law, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases. Specifically as it relates to the ADEA, you understand that this Agreement has to meet certain requirements to validly release any ADEA claims you might have, and you represent that all such requirements have been satisfied, including that: (a) this Agreement is written in a manner calculated to be understood by you; (b) you are specifically waiving ADEA rights; (c) you are not waiving ADEA rights arising after the date of your signing this Agreement; (d) you are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive; (e) the Company is hereby, in writing, encouraging you to consult with your attorney before signing this Agreement; and (f) you received twenty-one (21) days to consider this Agreement and at least seven (7) days to revoke your release of claims under the ADEA.

(i)    No Unlawful Restriction. You understand and agree that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to and/or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this Agreement; (b) constitute an unlawful release or waiver of any of your rights under any laws; or (c) prevent, impede, or interfere with your ability or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge or complaint (including a challenge to the validity of this Agreement) with, or participate in an investigation or proceeding conducted by, the EEOC and/or any other governmental entity; (3) receive an award for information provided to any government agencies; and/or (4) respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in any paragraph of this Agreement, nothing in this Agreement is intended to be or shall be construed as a violation of any law.
5.    Miscellaneous
(a)    Breach. If you breach any of the provisions of this Agreement, the Company shall have the right to terminate its obligations under this Agreement to you or others whose rights may derive from you.
(b)    Medicare Coverage/Acknowledgment. You affirm, covenant, and warrant that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this Paragraph) apply. You affirm, covenant and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which Medicare has paid and for which the Released Parties are, or could be, liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any government entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.
(c)    No Bankruptcy/No Assignment of Rights. You agree that you have not filed for bankruptcy since you began your first period of employment with the Company, that you have not assigned to any person or entity your rights as it relates to your releases in this Agreement, and that you have the full authority to enter into this Agreement.

(d)    Cooperation Clause. You agree to cooperate with the Company in connection with any legal matters or investigations, if so requested by the Company. Such cooperation includes, without limitation, agreeing to make yourself available at the Company’s request to consult, advise and assist with respect to legal and business matters about which you had knowledge or responsibility during your employment with the Company, or about which the Company reasonably believes you have such knowledge or your assistance may be helpful. In performing your obligations to cooperate under this Agreement to testify or otherwise provide information, you will truthfully and completely provide requested information to the extent that you are able to do so. To the extent your obligations to cooperate under this Agreement requires your expenditure of more than de minimis time, the Company will compensate you for your time at a rate of $500 per hour. The Company’s obligation to pay you for your time is conditioned on your submission of documentation recording the date and amount of time expended by you as well as a general description of the activities in which you were engaged in fulfillment of your cooperation obligations. In addition, any and all reasonable expenses incurred by you in connection with performing your obligations to cooperate under this Agreement will be reimbursed by the Company upon your submission of suitable expense documentation and provided that any such expense is approved in advance in writing by the Company.

(e)    Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, and amended (the “Code”), and applicable Treasury Regulations issued thereunder. The Parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from you or any other individual to the Company or any of its affiliates, employees or agents. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six (6)-month period following your “separation from service” from the Company (within the meaning of Section 409A of the Code, a ”Separation from Service”) if the Company determines that at the time of your Separation from Service that you are a “specified employee” for purposes of Section 409A of the Code and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

(f)    Modification/Assignment. This Agreement may not be modified or assigned except by a writing signed by both Parties. You agree that you will not rely upon any oral statements or understandings relating to this Agreement and will never contend that this Agreement was amended by any means other than a subsequent written agreement with the Company.

(g)    Arbitration. You understand and agree that any disputes which may arise regarding the interpretation or application of this Agreement, or that in any way relate to your employment relationship with the Company or the termination of that relationship, will be resolved through a process of binding arbitration (“Potential Claims”), except claims for temporary, preliminary, or interim injunctive relief arising in the period before an arbitrator is selected, including temporary restraining orders or preliminary injunctions, based, for example, on restrictive covenants and/or trade secrets. You agree not to bring or participate in any class arbitration, class action or collective action against the Company that asserts any of the Potential Claims. The arbitrator will be chosen from among a randomly selected panel of five retired Hennepin County or Minnesota federal judges who are registered Rule 114 qualified neutral arbitrators. Each side shall have the right to strike two arbitrators from the list. The remaining arbitrator shall arbitrate any dispute in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) and the Uniform Arbitration Act. The prevailing party in any arbitration shall be entitled to recover its attorneys’ fees and costs incurred to enforce this Agreement. This Agreement does not affect your right to file a charge with, make a complaint to, participate in a charge made to, or bring any matter to the attention of a federal, state, or local agency or administrative body; however, you can only seek monetary relief for a Potential Claim through the arbitration procedure outlined in this Agreement.

You agree to waive any and all rights to a trial by jury on the Potential Claims. You agree not to bring or participate in any class action or collective action against the Company in any forum, including but not limited to arbitration or court, that asserts, in whole or in part, any claims that arose before you signed this Agreement, whether or not such claims (if brought by you individually) are covered by this Agreement. However, you are not releasing your right to participate in any putative or certified class actions that were filed before you signed this Agreement.

(h)    Governing Law/Severability. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, rule, or regulation, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect.

(i)    No Limitations. Nothing in this Agreement shall limit any of the rights that the Company or any subsidiary has at law in connection with Executive’s obligations to it, all of which are preserved.

(j)    Entire Agreement. To the extent there is any conflict with the language of this Agreement, this Agreement amends and supersedes your Executive Employment Agreement, dated on or around September 2021, specifically Section 4 entitled “Obligations of the Company Upon Termination.” All other provisions in the Executive Employment Agreement, to the extent they do not conflict with the language in this Agreement, remain in effect and are incorporated by reference into this Agreement. This Agreement, together with the relevant provisions of the Executive Employment Agreement, and any applicable Stock Option and/or Restricted Stock Unit and/or Performance Stock Unit agreements, set forth the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings between the Parties. Any modification of or addition to this Agreement must be in writing, signed by an officer of the Company and you.

(k)    Representation of Competency, Advice of Counsel, and Knowing and Voluntary Signature. You represent that you are fully and legally competent to execute this Agreement. You acknowledge having had the right and opportunity to review this Agreement with your own legal counsel to the extent you wish to do so. You acknowledge that you have read and fully understand this entire Agreement and knowingly and voluntarily agree to its terms and conditions. You acknowledge that neither the Company, nor any of the Released Parties or agents or attorneys thereof, have made any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matters hereof to induce you to execute this Agreement, and acknowledge that you have not executed this Agreement in reliance upon any such promise, representation, or warranty.

(l)    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and together shall constitute one Agreement. Copies of this Agreement shall have the same force and effect as an original. Signatures by facsimile, .pdf, or other electronic imaging shall be deemed to constitute original signatures.

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(m)    Acknowledgment. YOU AFFIRM THAT YOU HAVE READ THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU WERE PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO REVIEW THIS AGREEMENT AND CONSIDER WHETHER OR NOT TO ACCEPT IT PRIOR TO SIGNING IT. YOU AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO YOU, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY. YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: 10/26/2026	/s/ RJ Singh RJ SINGH
Dated: 10/26/2026	LIFE TIME GROUP HOLDINGS, INC. By: /s/ Eric J. Buss Its: EVP

Exhibit A

Grant Type	Grant Date	QTY - Granted	Outstanding	Banked Amount	Vest Date	Vest Quantity	Notes and Status, effective January 1, 2027
Stock Option	2/10/2020	170,000	170,000	N/A	Fully Vested		Remain outstanding and exercisable up to Feb 9, 2030
Stock Option	5/3/2021	132,000	60,334	N/A	Fully Vested		Remain outstanding and exercisable up to May 2, 2031
Stock Option	3/9/2023	52,301	13,075	N/A	3/9/2027	13,075	Remain outstanding, vest and exercisable up to March 8, 2033

Grant Type	Grant Date	QTY - Granted	Outstanding	Banked Amount	Vest Date	Vest Quantity	Notes and Status, effective January 1, 2027
RSU - Time Vested	3/9/2023	28,952	7,238	N/A	2/28/2027	7,238	Remain outstanding and vest subject to terms of award agreement
RSU - Time Vested	5/12/2023	25,000	6,250	N/A	5/1/2027	6,250	Remain outstanding and vest subject to terms of award agreement
RSU - Time Vested	2/7/2024	47,063	15,687	N/A	2/28/2027	15,687	Remain outstanding and vest subject to terms of award agreement
RSU - Time Vested	1/11/2025	26,471	17,648	N/A	2/1/2027	8,824	Remain outstanding and vest subject to terms of award agreement
				N/A	2/1/2028	8,824	Remain outstanding and vest subject to terms of award agreement including meeting performance requirement
RSU - STI - Adjusted EBITDA	2/22/2026	32,383	32,383	N/A	Q1 2027	32,383	Remain outstanding and vest subject to terms of award agreement
RSU - Time Vested	2/22/2026	21,588	21,588	N/A	2/1/2027	7,196	Remain outstanding and vest subject to terms of award agreement
				N/A	2/1/2028	7,196	Remain outstanding and vest subject to terms of award agreement
				N/A	2/1/2029	7,196	Remain outstanding and vest subject to terms of award agreement

Grant Type	Grant Date	QTY - Granted	Outstanding	Banked Amount	Vest Date	Vest Quantity	Notes and Status, effective January 1, 2027
PSU - Leverage Ratio	2/7/2024	15,687	5,229	N/A	Q1 2027	5,229	Remain outstanding and vest subject to terms of award agreement including performance being met
PSU - Adjusted EBITDA (2024-26)	2/7/2024	31,376			Q1 2027		Remain outstanding and vest subject to terms of award agreement including third tranche subject to performance being met
**2024 Perf Period				26,147		26,147
**2025 Perf Period				26,147		26,147
**2026 Perf Period				TBD		Up to 26,145
PSU - Adjusted EBITDA (2025-27)	1/11/2025	26,471	35,296		Q1 2028	35,296	Remain outstanding and vest subject to terms of award agreement including second tranche subject to performance, but forfeit 2027 performance opportunity
**2025 Perf Period				17,648		17,648
**2026 Perf Period				TBD		Up to 17,648
**2027 Perf Period				Forfeit
PSU - Adjusted EBITDA (2026-28)	2/22/2026	10,794	10,794		Q1 2029	—	Remain outstanding and vest subject to terms of award agreement including first tranche subject to performance, but forfeit 2027 and 2028 performance opportunities
**2026 Perf Period				TBD		Up to 7,196
**2027 Perf Period				Forfeit
**2028 Perf Period				Forfeit
PSU - Relative TSR	2/22/2026	10,794	10,794	Forfeit	Q1 2029	—	Forfeit entire award
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